Exhibit 99.1

Media Relations: Bobbie Collins 212-810-8155	Investor Relations: Ellen Taylor 212-810-3815

BlackRock Reports First Quarter Diluted EPS of $3.14, or $3.16 as adjusted

Diluted EPS as adjusted increased 7% from 1Q11 and 3% from 4Q11

$3.684 Trillion in assets under management at March 31, 2012 up 5% from year end

•	iShares® generated its strongest first quarter result on record with $18.2 billion of net new business, or 12% annualized organic growth

•	Delivered 8% annualized organic growth in multi-asset

•	Monetized a net $22.9 billion in advisory assets which resulted in positive returns for clients, including returns benefitting U.S. taxpayers

•	Delivered a 72% payout ratio reflecting a 9% increase in the dividend to $1.50 per share and the repurchase of 648,000 shares during the quarter

New York, April 18, 2012 — BlackRock, Inc. (NYSE:BLK) today reported first quarter 2012 diluted EPS of $3.14, up 9% from first quarter 2011. First quarter 2012 net income(1) of $572 million increased $17 million from fourth quarter 2011 and $4 million from a year ago. Operating income for first quarter 2012 totaled $815 million with operating margin of 36.2%.

As adjusted(2) results. First quarter 2012 operating income of $825 million increased $6 million from first quarter 2011 while diluted EPS of $3.16 improved 7%. First quarter diluted EPS included operating income of $3.10 per diluted share and net non-operating income of $0.06 per diluted share. Diluted EPS improved 3% from fourth quarter 2011. Operating income compared to fourth quarter 2011 reflected growth in base fees offset by seasonally lower performance fees. Operating margin of 38.6% in first quarter 2012 reflected the seasonal effect of performance fees and payroll taxes.

“Our first quarter 2012 results are a strong testament to the power of BlackRock’s diversified business model and history of innovation,” said Laurence D. Fink, Chairman and CEO of BlackRock. “During the quarter we generated 7 percent year-over-year growth in diluted EPS with strong underlying momentum in all asset classes and channels across our global platform. As investors attempt to manage uncertain markets, they are increasingly searching for a partner that can provide tools that span the risk spectrum coupled with extensive global perspectives which positions BlackRock extraordinarily well to continue to deliver across market cycles. The first quarter 2012 marks the beginning of our third full year of consolidated results with BGI, and I am extremely proud of our employees for delivering consistently strong net new business particularly in iShares where we have achieved positive flows in every quarter since the merger, and in retail where we generated positive flows in eight of the past nine quarters.”

Assets under management (“AUM”) closed the quarter at $3.684 trillion, up 5% since year-end 2011 and up 1% year-over-year. Net new business in long-term products totaled $25.7 billion before giving effect to a previously announced institutional fixed income index redemption that totaled $36.0 billion from a single client. Growth in AUM also reflected market valuation gains and investment performance as well as the acquisition of Claymore Investments, Inc.

The table below presents AUM and a comparison of GAAP and as adjusted results for certain financial measures.

	Q1	Q1%		Q4%
	2012	2011	Change	2011	Change
AUM	$3,684,087	$3,648,445	1%	$3,512,681	5%

GAAP basis:
Revenue	$2,249	$2,282	(1%)	$2,227	1%
Operating income	$815	$798	2%	$808	1%
Net income(1)	$572	$568	1%	$555	3%
Diluted EPS	$3.14	$2.89	9%	$3.05	3%

As Adjusted:
Operating income(2)	$825	$819	1%	$841	(2%)
Net income(1)(2)	$575	$582	(1%)	$558	3%
Diluted EPS(2)	$3.16	$2.96	7%	$3.06	3%

(1)	Net income represents net income attributable to BlackRock, Inc.
(2)

See notes (a) through (e) to the Condensed Consolidated Statements of Income and Supplemental Information in Attachment I on pages 9 through 12 for more information on as adjusted items and the reconciliation to GAAP.

“For most of the first quarter of 2012, we saw renewed confidence in global markets driven by European stability following the European Central Bank’s announced liquidity plan together with positive economic data in the U.S., leading investors to seek out macro exposures primarily through index products. As a result, BlackRock attracted significant inflows into our institutional index and ETP products highlighted by $18.2 billion in net flows in our global iShares platform in what is typically a seasonally weaker quarter. These results reflected particular strength in fixed income where we captured 46 percent of total fixed income ETP market flows. In retail, we continued to drive strong results, attracting nearly $3 billion in fixed income flows in the U.S. and internationally; while our institutional business also demonstrated attractive fundamentals and a continued shift towards advice-driven mandates, highlighted by strong flows in multi-asset solutions. In addition, BlackRock Solutions® continued its strong record of growth, adding 14 new assignments in the quarter.

“While I am pleased with our quarterly results, we remain committed to innovation through continued investments in our people, products and technology across our global platform. In keeping with this, at the end of February we launched our ‘Investing for a New World’ branding initiative to ensure that both institutional and retail investors increasingly recognize BlackRock as a leading solutions provider with the capabilities and insights to help them achieve their investment goals. Our initiative centers on the strategic focus areas of ETPs, retirement, income, multi-asset solutions, and alternatives. During the quarter, these focus areas accounted for the majority of our long-term net inflows and we expect these themes to continue to drive organic growth throughout 2012. We are also very excited to welcome our new Emerging Markets Debt team and look forward to leveraging the team’s proven track record of extraordinary investment performance as they join BlackRock in mid-2012.

“While investing for future growth is critical to long-term success, we are equally focused on returning capital to shareholders. During the quarter our Board approved a nine percent increase in the quarterly dividend and we repurchased 648,000 shares resulting in a payout ratio of 72 percent in the first quarter. As we look forward to the balance of the year, BlackRock remains well-positioned to deliver for our clients through superior performance, a focus on providing solutions and the unwavering commitment to excellence of our nearly 10,000 employees worldwide.”

First Quarter Business Highlights

Net new business figures exclude the effect of a previously announced low-fee fixed income institutional index redemption from an EMEA client totaling $36.0 billion resulting from the decision to insource.

Long-term AUM increased 7% or $206.6 billion to $3.345 trillion at March 31, 2012, which reflected $25.7 billion of net new business, $209.3 billion of market and foreign exchange gains and $7.6 billion of AUM relating to the March 7th acquisition of Claymore Investments, Inc. Cash management AUM decreased 5% and advisory AUM declined 19% in the quarter.

•

Equity AUM grew 12%, or $183.6 billion, to $1.744 trillion, driven by $177.1 billion of market valuation gains. Net inflows of $2.9 billion consisted of $7.4 billion of net inflows into index products, partially offset by $4.5 billion of net outflows from active products. Active outflows were largely driven by $3.4 billion of outflows from our scientific active equity (“SAE”) products despite continuing improvements in performance, as evidenced by 62%, 80% and 52% of SAE AUM performing above benchmark or peer median for the one-, three- and five-year periods ended March 31, 2012. Fundamental active equity products showed 45%, 50% and 87% of AUM performing above the benchmark or peer median for the one-, three-, and five-year periods ended March 31, 2012. Our passive performance remained strong with 97%, 90% and 97% of AUM within or above tolerance for the one-, three- and five-year periods ended March 31, 2012. During periods of significant market volatility, average AUM calculated by using quarter-end data may differ from actual average AUM used for billing purposes. First quarter 2012 average AUM based on month-end data for active, index and iShares equities was $292.3 billion, $925.1 billion and $457.4 billion, respectively.

•

Fixed income AUM ended the quarter at $1.244 trillion, with strong net new business of $16.6 billion and $12.4 billion of market valuation gains. Passive inflows of $15.5 billion were primarily into U.S. sector-specialty and core mandates, with active inflows of $1.1 billion similarly led by flows into U.S. sector-specialty and municipal offerings. Performance in active taxable-fixed income products reflected 59%, 76% and 51% of AUM above the benchmark or peer median for the one-, three-, and five-year periods ended March 31, 2012, while our active tax-exempt business showed consistent results with 61%, 68% and 75% of AUM above the benchmark or peer median for the same time periods. Our passive performance is strong with 93%, 91% and 89% of AUM at or above tolerance for the one-, three- and five-year periods ended March 31, 2012.

•

Multi-asset AUM increased 9% to $246.5 billion during the quarter. Net new business of $4.8 billion was augmented by $16.5 billion of market and foreign exchange valuation gains. Flows reflected continued strength in target date and global asset allocation offerings. Performance in these products showed 69%, 38%, and 91% of AUM above the benchmark or peer median for the one-, three-, and five-year periods ended March 31, 2012.

•

Alternatives AUM grew 5% to end the quarter at $110.4 billion. Net new business of $1.3 billion reflected $0.7 billion of net inflows across our core product offerings including hedge funds, fund of funds, real estate and private equity, with additional inflows of $0.6 billion into commodity and currency products. Results were further strengthened by net market valuation gains of $3.3 billion.

•

Cash management AUM decreased 5% to $241.9 billion due to net withdrawals of $14.9 billion, which were only partly offset by market and foreign exchange gains of $2.2 billion. Outflows reflected institutional reaction to the continued low-rate environment and cyclical trends toward re-risking in the first quarter.

•	Advisory AUM declined 19% to $97.7 billion driven almost exclusively by portfolio liquidation disbursements.

Long-term net new business was positive across all client types, led by strong inflows into iShares, as highlighted below.

•

iShares AUM grew 13% to $671.7 billion driven by net inflows of $18.2 billion, up 74% from the first quarter of 2011. iShares attracted inflows across all asset classes, with notable inflows of $9.4 billion and $7.8 billion in fixed income and equity funds, respectively. EMEA iShares showed signs of shifting investor preferences with our emerging market and corporate bond funds leading net inflows for the quarter. U.S. iShares generated over $12.6 billion of net inflows driven by demand for our emerging markets and yield-oriented products. Our March 7th acquisition of the Canadian ETP provider Claymore Investments, Inc. contributed $7.3 billion of AUM, largely in equity and fixed income. The transaction added a complementary set of 38 ETPs to the iShares product range and deepened our footprint in Canada.

•

Retail long-term AUM increased 7% to $387.5 billion, reflecting strong inflows of $1.3 billion from Americas retail and high net worth clients, which were dominated by strong interest in our U.S. sector-specialty and municipal fixed income and asset allocation offerings. Domestic inflows were slightly offset by international retail outflows of $0.1 billion. International retail outflows have slowed, reflecting recent stability in European markets.

•

Institutional long-term AUM grew 5% to $2.285 trillion and reflected long-term net inflows of $6.2 billion. Long-term net new business was driven by $9.0 billion of inflows into passive products, partially offset by outflows of $2.8 billion from active mandates. Robust multi-asset class inflows of $4.3 billion reflected strong demand for target date and asset allocation offerings.

For the quarter, long-term net inflows of $23.0 billion in the Americas and $5.0 billion in EMEA were partially offset by net outflows of $2.4 billion from Asia-Pacific clients.

BlackRock Solutions added four net new assignments during the quarter, including one Aladdin assignment, five risk management mandates, and eight non-recurring advisory engagements. We completed six short-term advisory assignments during the quarter.

The net new business pipeline totaled $24.1 billion at April 12, 2012, consisting of $3.0 billion of mandates that funded since quarter end, including strong flows from iShares and domestic retail and high net worth clients and $21.1 billion of awards to be funded. The unfunded portion of the pipeline primarily represents institutional assets, which account for approximately two-thirds of long-term AUM but only one-third of revenues. BlackRock Solutions pipeline of contracts and proposals remains robust.

First Quarter Financial Highlights

Comparison to the First Quarter 2011

Operating income:

First quarter 2012 operating income increased to $815 million from $798 million in first quarter 2011. Operating income, as adjusted, increased to $825 million.

First quarter 2012 revenue of $2.2 billion decreased $33 million, or 1%, from $2.3 billion in first quarter 2011 primarily due to the following:

•

Investment advisory, administration fees and securities lending revenue of $2.0 billion in first quarter 2012 remained about equal to first quarter 2011 as higher fees from the majority of long-term asset classes and a $39 million increase in securities lending revenue were offset by lower fees from active equity and cash management products.

•

Performance fees were $80 million in first quarter 2012 compared with $83 million in first quarter 2011 primarily reflecting lower performance fees from regional/country strategies, partially offset by higher performance fees from hedge funds and fixed income strategies.

•

BlackRock Solutions and advisory revenue was $123 million in first quarter 2012 compared with $128 million in first quarter 2011, primarily reflecting lower one-time fees from advisory assignments, partially offset by higher revenue from additional Aladdin mandates in first quarter 2012.

•	Other revenue decreased $9 million, largely reflecting lower transition management service fees.

First quarter 2012 total operating expenses of $1.4 billion decreased $50 million. Operating expenses, as adjusted, decreased $39 million. See notes (a) through (e) in Attachment I for more information on as adjusted items and the reconciliation to GAAP. Results were driven by the following:

•	Employee compensation and benefits decreased $5 million. Employee compensation and benefits, as adjusted, increased $6 million.

•	Distribution and servicing costs decreased $14 million, driven by lower average cash management AUM.

•	Amortization of deferred sales commissions decreased $6 million, primarily related to lower sales of certain share classes of open-end funds.

•	Direct fund expenses increased $9 million, reflecting an increase in average iShares AUM where BlackRock pays certain non-advisory expenses of the funds.

•	General and administration expenses decreased $33 million primarily related to the non-occurrence of first quarter 2011 closed-end fund launch costs and lower occupancy costs.

Non-operating income (expense):

First quarter 2012 non-operating income, net of non-controlling interests, was $20 million compared with $19 million of non-operating income in first quarter 2011. First quarter 2012 included $55 million of net positive marks primarily on distressed credit/mortgage funds and private equity fund co-investments, partially offset by $40 million of net interest expense. Net interest expense increased from first quarter 2011 primarily due to the $1.5 billion long-term debt issuance in second quarter 2011 in connection with the repurchase of Bank of America’s remaining ownership interest in BlackRock.

Income tax expense:

Income tax expense totaled $263 million and $249 million for first quarter 2012 and 2011, respectively. The GAAP effective income tax rate for the first quarter 2012 was 31.5% compared with 30.5% for the first quarter 2011. The first quarter 2011 GAAP tax rate included a $24 million non-cash benefit related to the resolution of certain outstanding tax positions, partially offset by a $3 million increase due to enacted state tax legislation.

Comparison to the Fourth Quarter 2011

Operating income:

First quarter 2012 operating income was $815 million compared with $808 million in fourth quarter 2011. Fourth quarter 2011 operating income included $32 million of restructuring charges. Operating income, as adjusted, which excluded the fourth quarter 2011 restructuring charges, decreased 2%.

First quarter 2012 revenues increased $22 million from fourth quarter 2011, primarily due to the following:

•

Investment advisory, administration fees and securities lending revenue in first quarter 2012 increased $114 million from fourth quarter 2011. The increase in revenue reflected improved markets across all products.

•

Performance fees were $80 million in first quarter 2012 compared with $147 million in fourth quarter 2011. The change reflected the timing of recognition due to the magnitude of products with annual performance fee measurement periods ending on December 31.

•

BlackRock Solutions and advisory revenue of $123 million in first quarter 2012 decreased from $149 million in fourth quarter 2011 primarily reflecting a high level of one-time revenues from advisory assignments in fourth quarter 2011.

First quarter 2012 total operating expenses of $1.4 billion increased $15 million from fourth quarter 2011. Fourth quarter 2011 results included restructuring charges of $32 million. Operating expenses, as adjusted, increased $38 million. See notes (a) through (e) in Attachment I for more information on as adjusted items and the reconciliation to GAAP. Results were driven by the following:

•	Employee compensation and benefits increased $51 million. Employee compensation and benefits, as adjusted, increased $42 million primarily related to a seasonal increase in employer payroll taxes.

•	Direct fund expenses increased $24 million, primarily related to an increase in average iShares AUM where BlackRock pays certain non-advisory expenses of the funds.

•	General and administration expenses decreased $34 million driven by lower professional fees and closed-end fund launch costs, partially offset by higher marketing and promotional expenses.

Non-operating income (expense):

First quarter 2012 non-operating income, net of non-controlling interests, was $20 million compared with $21 million non-operating expense in fourth quarter 2011. First quarter 2012 included $55 million of net positive marks primarily on distressed credit/mortgage funds and private equity fund co-investments, partially offset by $40 million of net interest expense.

Income tax expense:

The GAAP effective income tax rate for the first quarter 2012 was 31.5% compared with 29.5% for the fourth quarter 2011. Fourth quarter 2011 results included a $20 million non-cash benefit associated with revaluation of certain deferred tax liabilities, primarily due to tax legislation enacted in Japan, which has been excluded from the as adjusted results.

Teleconference, Webcast and Presentation Information

Chairman and Chief Executive Officer, Laurence D. Fink, and Chief Financial Officer, Ann Marie Petach, will host a teleconference call for investors and analysts at 9:00 a.m. (Eastern Time). Members of the public who are interested in participating in the teleconference should dial, from the United States, (800) 374-0176, or from outside the United States, (706) 679-8281, shortly before 9:00 a.m. and reference the BlackRock Conference Call (ID Number 69127291). A live, listen-only webcast will also be available via the investor relations section of www.blackrock.com.

Both the teleconference and webcast will be available for replay by 1:00 p.m. on Wednesday, April 18, 2012 and ending at midnight on Wednesday, May 2, 2012. To access the replay of the teleconference, callers from the United States should dial (800) 585-8367 and callers from outside the United States should dial (404) 537-3406 and enter the Conference ID Number 69127291. To access the webcast, please visit the investor relations section of www.blackrock.com.

Performance Notes

Past performance is not indicative of future results. The performance information shown is based on preliminarily available data. The performance information for actively managed accounts reflects U.S. open-end and closed-end mutual funds and similar EMEA-based products with respect to peer median comparisons, and actively managed institutional and high net worth separate accounts and funds located globally with respect to benchmark comparisons, as determined using objectively based internal parameters, using the most current verified information available as of March 31, 2012 (February 29, 2012 for high net worth accounts).

Accounts terminated prior to March 31, 2012 are not included. In addition, accounts that have not been verified as of April 13, 2012 have not been included. If such terminated and other accounts had been included, the performance information may have substantially differed from that shown. The performance information does not include funds or accounts that are not measured against a benchmark, any benchmark-based alternatives product, private equity products, CDOs, or accounts managed by BlackRock’s Financial Markets Advisory Group. Comparisons are based on gross-of-fee performance for U.S. retail, institutional and high net worth separate accounts and EMEA institutional separate accounts and net-of-fee performance for EMEA based retail products. The performance tracking information for institutional index accounts is based on gross-of-fee performance as of March 31, 2012, and includes all institutional accounts and all iShares funds globally using an index strategy. AUM information is based on AUM for each account or fund in the asset class shown without adjustment for overlapping management of the same account or fund, as of March 31, 2012.

Source of performance information and peer medians is BlackRock, Inc. and is based in part on data from Lipper Inc. for U.S. funds and Morningstar, Inc. for non-U.S. funds. Fund performance reflects the reinvestment of dividends and distributions, but does not reflect sales charges.

About BlackRock

BlackRock is a leader in investment management, risk management and advisory services for institutional and retail clients worldwide. At March 31, 2012, BlackRock’s AUM was $3.684 trillion. BlackRock offers products that span the risk spectrum to meet clients’ needs, including active, enhanced and index strategies across markets and asset classes. Products are offered in a variety of structures including separate accounts, mutual funds, iShares® (exchange-traded funds), and other pooled investment vehicles. BlackRock also offers risk management, advisory and enterprise investment system services to a broad base of institutional investors through BlackRock Solutions®. Headquartered in New York City, as of March 31, 2012, the firm has approximately 9,900 employees in 27 countries and a major presence in key global markets, including North and South America, Europe, Asia, Australia, and the Middle East and Africa. For additional information, please visit the Company’s website at www.blackrock.com.

Forward-looking Statements

This report, and other statements that BlackRock may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and BlackRock assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to risk factors previously disclosed in BlackRock’s Securities and Exchange Commission (“SEC”) reports and those identified elsewhere in this report the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) the introduction, withdrawal, success and timing of business initiatives and strategies; (2) changes and volatility in political, economic or industry conditions, the interest rate environment, foreign exchange rates or financial and capital markets, which could result in changes in demand for products or services or in the value of assets under management; (3) the relative and absolute investment performance of BlackRock’s investment products; (4) the impact of increased competition; (5) the impact of future acquisitions or divestitures; (6) the unfavorable resolution of legal proceedings; (7) the extent and timing of any share repurchases; (8) the impact, extent and timing of technological changes and the adequacy of intellectual property and information security protection; (9) the impact of legislative and regulatory actions and reforms, including the Dodd-Frank Wall Street Reform and Consumer Protection Act, and regulatory, supervisory or enforcement actions of government agencies relating to BlackRock, Barclays Bank PLC or The PNC Financial Services Group, Inc.; (10) terrorist activities, international hostilities and natural disasters, which may adversely affect the general economy, domestic and local financial and capital markets, specific industries or BlackRock; (11) the ability to attract and retain highly talented professionals; (12) fluctuations in the carrying value of BlackRock’s economic investments; (13) the impact of changes to tax legislation, including taxation on products or transactions which could affect the value proposition to clients and, generally, the tax position of the Company; (14) BlackRock’s success in maintaining the distribution of its products; (15) the impact of BlackRock electing to provide support to its products from time to time; and (16) the impact of problems at other financial institutions or the failure or negative performance of products at other financial institutions.

BlackRock’s Annual Report on Form 10-K and BlackRock’s subsequent filings with the SEC, accessible on the SEC’s website at www.sec.gov and on BlackRock’s website at www.blackrock.com, discuss these factors in more detail and identify additional factors that can affect forward-looking statements. The information contained on the Company’s website is not a part of this press release.

Attachment I

BlackRock, Inc.

Condensed Consolidated Statements of Income and Supplemental Information

(Dollar amounts in millions, except per share data)

(unaudited)

	Three Months Ended March 31,			Three Months Ended December 31, 2011
	2012	2011	$ Change		$ Change
Revenue
Investment advisory, administration fees and securities lending revenue	$1,977	$1,984	($7)	$1,863	$114
Investment advisory performance fees	80	83	(3)	147	(67)
BlackRock Solutions and advisory	123	128	(5)	149	(26)
Distribution fees	19	28	(9)	22	(3)
Other revenue	50	59	(9)	46	4

Total revenue	2,249	2,282	(33)	2,227	22

Expenses
Employee compensation and benefits	825	830	(5)	774	51
Distribution and servicing costs	95	109	(14)	87	8
Amortization of deferred sales commissions	16	22	(6)	18	(2)
Direct fund expenses	152	143	9	128	24
General and administration	307	340	(33)	341	(34)
Restructuring charges	—	—	—	32	(32)
Amortization of intangible assets	39	40	(1)	39	—

Total expenses	1,434	1,484	(50)	1,419	15

Operating income	815	798	17	808	7

Non-operating income (expense)
Net gain (loss) on investments	75	59	16	28	47
Net gain (loss) on consolidated variable interest entities	(12)	(15)	3	18	(30)
Interest and dividend income	9	9	—	9	—
Interest expense	(49)	(38)	(11)	(48)	(1)

Total non-operating income (expense)	23	15	8	7	16

Income before income taxes	838	813	25	815	23
Income tax expense	263	249	14	232	31

Net income	575	564	11	583	(8)
Less:
Net income (loss) attributable to non-controlling interests	3	(4)	7	28	(25)

Net income attributable to BlackRock, Inc.	$572	$568	$4	$555	$17

Weighted-average common shares outstanding (e)
Basic	179,022,840	191,797,365	(12,774,525)	178,562,187	460,653
Diluted	181,917,864	194,296,504	(12,378,640)	181,987,669	(69,805)
Earnings per share attributable to BlackRock, Inc. common stockholders (e)
Basic	$3.19	$2.92	$0.27	$3.10	$0.09
Diluted	$3.14	$2.89	$0.25	$3.05	$0.09
Cash dividends declared and paid per share	$1.50	$1.375	$0.125	$1.375	$0.125

Supplemental information:
AUM (end of period)	$3,684,087	$3,648,445	$35,642	$3,512,681	$171,406

Operating income, as adjusted (a)	$825	$819	$6	$841	($16)

Operating margin, GAAP basis	36.2%	35.0%	1.2%	36.3%	(0.1%)
Operating margin, as adjusted (a)	38.6%	39.1%	(0.5%)	40.0%	(1.4%)

Non-operating income (expense), less net income (loss) attributable to non-controlling interests, as adjusted (b)	$15	$14	$1	($21)	$36

Net income attributable to BlackRock, Inc., as adjusted (c) (d)	$575	$582	($7)	$558	$17

Diluted earnings attributable to BlackRock, Inc. common stockholders per share, as adjusted (c) (d) (e)	$3.16	$2.96	$0.20	$3.06	$0.10

Effective tax rate, GAAP basis	31.5%	30.5%	1.0%	29.5%	2.0%
Shares outstanding excluding escrow shares (end of period)	179,406,494	192,243,415	(12,836,921)	178,309,109	1,097,385

BlackRock, Inc.

Notes to Condensed Consolidated Statements of Income and Supplemental Information

(unaudited)

BlackRock reports its financial results in accordance with accounting principles generally accepted in the United States ("GAAP"); however, management believes evaluating the Company’s ongoing operating results may be enhanced if investors have additional non-GAAP basis financial measures. Management reviews non-GAAP financial measures to assess ongoing operations and, for the reasons described below, considers them to be effective indicators, for both management and investors, of BlackRock's financial performance over time. BlackRock's management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

Computations for all periods are derived from the Company's condensed consolidated statements of income as follows:

(a) Operating income, as adjusted, and operating margin, as adjusted:

Operating income, as adjusted, equals operating income, GAAP basis, excluding certain items management deems non-recurring, or transactions that ultimately will not impact BlackRock’s book value, as indicated in the table below. Operating income used for operating margin measurement equals operating income, as adjusted, excluding the impact of closed-end fund launch costs and commissions. Operating margin, as adjusted, equals operating income used for operating margin measurement, divided by revenue used for operating margin measurement, as indicated in the table below.

	Three Months Ended
	March 31,		December 31,
(Dollar amounts in millions)	2012	2011	2011
Operating income, GAAP basis	$815	$798	$808
Non-GAAP expense adjustments:
Restructuring charges	—	—	32
PNC LTIP funding obligation	5	14	1
Merrill Lynch compensation contribution	—	2	—
Compensation expense related to appreciation (depreciation) on deferred compensation plans	5	5	—

Operating income, as adjusted	825	819	841
Closed-end fund launch costs	—	19	7
Closed-end fund launch commissions	—	2	1

Operating income used for operating margin measurement	$825	$840	$849

Revenue, GAAP basis	$2,249	$2,282	$2,227
Non-GAAP adjustments:
Distribution and servicing costs	(95)	(109)	(87)
Amortization of deferred sales commissions	(16)	(22)	(18)

Revenue used for operating margin measurement	$2,138	$2,151	$2,122

Operating margin, GAAP basis	36.2%	35.0%	36.3%

Operating margin, as adjusted	38.6%	39.1%	40.0%

BlackRock, Inc.

Notes to Condensed Consolidated Statements of Income and Supplemental Information

(unaudited)

(continued)

(a) (continued)

Management believes operating income, as adjusted, and operating margin, as adjusted, are effective indicators of BlackRock’s financial performance over time and, therefore, provide useful disclosure to investors.

Operating income, as adjusted:

Restructuring charges consist of compensation costs and professional fees.

The portion of compensation expense associated with certain long-term incentive plans (“LTIP”) that has been or will be funded through distributions to participants of shares of BlackRock stock held by The PNC Financial Services Group, Inc. (“PNC”) and a Merrill Lynch & Co., Inc. (“Merrill Lynch”) cash compensation contribution, all of which has been received as of first quarter 2012, has been excluded because these charges ultimately do not impact BlackRock’s book value. The expense related to the Merrill Lynch cash compensation contribution ceased at the end of the third quarter 2011.

Compensation expense associated with appreciation (depreciation) on investments related to certain BlackRock deferred compensation plans has been excluded as returns on investments set aside for these plans, which substantially offset this expense, are reported in non-operating income (expense).

Management believes operating income exclusive of these costs is a useful measure in evaluating BlackRock’s operating performance and helps enhance the comparability of this information for the reporting periods presented.

Operating margin, as adjusted:

Operating income used for measuring operating margin, as adjusted, is equal to operating income, as adjusted, excluding the impact of closed-end fund launch costs and commissions. Management believes the exclusion of such costs and commissions is useful because these costs can fluctuate considerably and revenues associated with the expenditure of these costs will not fully impact BlackRock’s results until future periods.

Operating margin, as adjusted, allows BlackRock to compare performance from period-to-period by adjusting for items that may not recur, recur infrequently or may have an economic offset in non-operating income. Examples of such adjustments include restructuring charges, closed-end fund launch costs, commissions paid to certain employees as compensation and fluctuations in compensation expense based on mark-to-market movements in investments held to fund certain compensation plans. BlackRock also uses operating margin, as adjusted, to monitor corporate performance and efficiency and as a benchmark to compare its performance with other companies. Management uses both the GAAP and non-GAAP financial measures in evaluating the financial performance of BlackRock. The non-GAAP measure by itself may pose limitations because it does not include all of BlackRock’s revenues and expenses.

Revenue used for operating margin, as adjusted, excludes distribution and servicing costs paid to related parties and other third parties. Management believes the exclusion of such costs is useful because it creates consistency in the treatment for certain contracts for similar services, which due to the terms of the contracts, are accounted for under GAAP on a net basis within investment advisory, administration fees and securities lending revenue. Amortization of deferred sales commissions is excluded from revenue used for operating margin measurement, as adjusted, because such costs, over time, substantially offset distribution fee revenue earned by the Company. For each of these items, BlackRock excludes from revenue used for operating margin, as adjusted, the costs related to each of these items as a proxy for such offsetting revenues.

BlackRock, Inc.

Notes to Condensed Consolidated Statements of Income and Supplemental Information

(unaudited)

(continued)

(b) Non-operating income (expense), less net income (loss) attributable to non-controlling interests, as adjusted:

Non-operating income (expense), less net income (loss) attributable to non-controlling interests (“NCI”), as adjusted, is presented below. The compensation expense offset is recorded in operating income. This compensation expense has been included in non-operating income (expense), less net income (loss) attributable to NCI, as adjusted, to offset returns on investments set aside for these plans, which are reported in non-operating income (expense), GAAP basis.

	Three Months Ended
	March 31,		December 31,
(Dollar amounts in millions)	2012	2011	2011
Non-operating income (expense), GAAP basis	$23	$15	$7
Less: Net income (loss) attributable to NCI	3	(4)	28

Non-operating income (expense) (1)	20	19	(21)
Compensation expense related to (appreciation) depreciation on deferred compensation plans	(5)	(5)	—

Non-operating income (expense), less net income (loss) attributable to NCI, as adjusted	$15	$14	($21)

(1)	Net of net income (loss) attributable to non-controlling interests.

Management believes non-operating income (expense), less net income (loss) attributable to NCI, as adjusted, provides comparability of this information among reporting periods and is an effective measure for reviewing BlackRock’s non-operating contribution to its results. As compensation expense associated with (appreciation) depreciation on investments related to certain deferred compensation plans, which is included in operating income, substantially offsets the gain (loss) on the investments set aside for these plans, management believes non-operating income (expense), less net income (loss) attributable to NCI, as adjusted, provides a useful measure, for both management and investors, of BlackRock’s non-operating results that impact book value.

BlackRock, Inc.

Notes to Condensed Consolidated Statements of Income and Supplemental Information

(unaudited)

(continued)

(c) Net income attributable to BlackRock, Inc., as adjusted:

Management believes net income attributable to BlackRock, Inc., as adjusted, and diluted earnings per common share, as adjusted, are useful measures of BlackRock’s profitability and financial performance. Net income attributable to BlackRock, Inc., as adjusted, equals net income attributable to BlackRock, Inc., GAAP basis, adjusted for significant non-recurring items, charges that ultimately will not impact BlackRock’s book value or certain tax items that do not impact cash flow.

	Three Months Ended
	March 31,		December 31,
(Dollar amounts in millions, except per share data)	2012	2011	2011
Net income attributable to BlackRock, Inc., GAAP basis	$572	$568	$555
Non-GAAP adjustments, net of tax: (d)
Restructuring charges	—	—	22
PNC LTIP funding obligation	3	9	1
Merrill Lynch compensation contribution	—	2	—
Income tax law changes/election	—	3	(20)

Net income attributable to BlackRock, Inc., as adjusted	$575	$582	$558

Allocation of net income attributable to BlackRock, Inc., as adjusted:
Common shares (e)	$574	$575	$557
Participating restricted stock units	1	7	1

Net income attributable to BlackRock, Inc., as adjusted	$575	$582	$558

Diluted weighted-average common shares outstanding (e)	181,917,864	194,296,504	181,987,669

Diluted earnings per common share, GAAP basis (e)	$3.14	$2.89	$3.05

Diluted earnings per common share, as adjusted (e)	$3.16	$2.96	$3.06

See note (a) Operating income, as adjusted, and operating margin, as adjusted, for information on restructuring charges, PNC LTIP funding obligation and Merrill Lynch compensation contribution.

During the quarters ended March 31 and December 31, 2011, adjustments primarily related to a state tax election, an enacted Japanese legislation and state tax legislation, respectively, which resulted in the re-measurement of certain deferred income tax liabilities primarily related to acquired indefinite-lived intangible assets. The resulting increase or decrease in income taxes has been excluded from net income attributable to BlackRock, Inc., as adjusted, as these items will not have a cash flow impact and to ensure comparability for periods presented.

(d) For the quarters ended March 31, 2012 and 2011, and December 31, 2011, non-GAAP adjustments were tax effected at 31.5%, 33.0% and 31.8%, respectively, reflecting a blended rate applicable to the adjustments. BlackRock’s tax rate in fourth quarter 2011 included the impact of changes in the fourth quarter to the full year blended rates applicable to the adjustments.

(e) Non-voting participating preferred shares are considered to be common stock equivalents for purposes of determining basic and diluted earnings per share calculations. Certain unvested restricted stock units are not included in this number as they are deemed participating securities in accordance with required provisions of Accounting Standards Codification 260-10, Earnings per Share. For the quarters ended March 31, 2012 and 2011, and December 31, 2011 average outstanding participating securities were 0.2 million, 2.4 million and 0.2 million, respectively.

Attachment II

BlackRock, Inc.

Summary of Revenues

(Dollar amounts in millions)

(unaudited)

	Three Months Ended March 31,			Three Months Ended December 31, 2011
	2012	2011	$ Change		$ Change
Investment advisory, administration fees and securities lending revenue
Equity:
Active	$453	$511	$(58)	$437	$16
Institutional index	123	111	12	112	11
iShares	473	463	10	430	43
Fixed income:
Active	279	269	10	278	1
Institutional index	50	53	(3)	48	2
iShares	98	71	27	88	10
Multi-asset class	243	218	25	220	23
Alternatives:
Core	135	139	(4)	133	2
Currency and commodities	34	33	1	32	2

Long-term	1,888	1,868	20	1,778	110
Cash management	89	116	(27)	85	4

Total base fees	1,977	1,984	(7)	1,863	114

Investment advisory performance fees:
Equity	19	30	(11)	64	(45)
Fixed income	6	1	5	18	(12)
Multi-asset class	3	3	—	18	(15)
Alternatives	52	49	3	47	5

Total	80	83	(3)	147	(67)

BlackRock Solutions and advisory	123	128	(5)	149	(26)
Distribution fees	19	28	(9)	22	(3)
Other revenue	50	59	(9)	46	4

Total revenue	$2,249	$2,282	$(33)	$2,227	$22

NOTE: Certain prior period information has been reclassified to conform to current period presentation.

Mix of Investment Advisory, Administration Fees and Securities Lending Revenue

(unaudited)

	Three Months Ended March 31,			Three Months Ended December 31, 2011
	2012	2011	Δ in %		Δ in %
Equity:
Active	22%	25%	(3%)	22%	—%
Institutional index	6%	6%	—%	6%	—%
iShares	24%	22%	2%	23%	1%
Fixed income:
Active	14%	14%	—%	15%	(1%)
Institutional index	3%	3%	—%	3%	—%
iShares	5%	4%	1%	5%	—%
Multi-asset class	12%	11%	1%	12%	—%
Alternatives:
Core	7%	7%	—%	7%	—%
Currency and commodities	2%	2%	—%	2%	—%

Long-term	95%	94%	1%	95%	—%
Cash management	5%	6%	(1%)	5%	—%

Total	100%	100%	—%	100%	—%

NOTE: Certain prior period information has been reclassified to conform to current period presentation.

Attachment III

BlackRock, Inc.

Summary of Non-operating Income (Expense)

(Dollar amounts in millions)

(unaudited)

		Three Months Ended March 31,			Three Months Ended December 31, 2011
		2012	2011	$ Change		$ Change
Non-operating income (expense), GAAP basis		$23	$15	$8	$7	$16
Less: Net income (loss) attributable to NCI		3	(4)	7	28	(25)

Non-operating income (expense)(1)		$20	$19	$1	$(21)	$41

	Estimated economic investments at March 31, 2012(2)	Three Months Ended March 31,			Three Months Ended December 31, 2011
		2012	2011	$ Change		$ Change
Net gain (loss) on investments(1)
Private equity	25-30%	$21	$8	$13	$14	$7
Real estate	<10%	1	1	—	3	(2)
Distressed credit/mortgage funds	20-25%	28	27	1	—	28
Hedge funds/funds of hedge funds	20-25%	6	4	2	(1)	7
Other investments(3)	20-25%	(1)	3	(4)	2	(3)

Sub-total		55	43	12	18	37
Investments related to deferred compensation plans		5	5	—	—	5

Total net gain (loss) on investments(1)		60	48	12	18	42
Interest and dividend income		9	9	—	9	—
Interest expense		(49)	(38)	(11)	(48)	(1)

Net interest expense		(40)	(29)	(11)	(39)	(1)

Total non-operating income (expense)(1)		20	19	1	(21)	41
Compensation expense related to (appreciation) depreciation on deferred compensation plans		(5)	(5)	—	—	(5)

Non-operating income (expense), as adjusted(1)		$15	$14	$1	$(21)	$36

(1)	Net of net income (loss) attributable to NCI.
(2)	Percentages represent estimated percentages of BlackRock's corporate economic investment portfolio as of March 31, 2012.
Economic investment amounts at December 31, 2011 for private equity, real estate, distressed credit/mortgage funds, hedge funds/funds of hedge funds and other investments were $306 million, $108 million, $217 million, $167 million and $264 million, respectively. See 2011 Form 10-K for more information.
(3)	Amounts include net gains (losses) related to equity and fixed income investments and BlackRock's seed capital hedging program.

BlackRock, Inc.

Economic Tangible Assets

(Dollar amounts in billions)

(unaudited)

The Company presents economic tangible assets as additional information to enable investors to eliminate gross presentation of certain assets that have equal and offsetting liabilities or non-controlling interests that ultimately do not have an impact on stockholders’ equity (excluding appropriated retained earnings related to consolidated collateralized loan obligations) or cash flows. In addition, goodwill and intangible assets are excluded from economic tangible assets.

	March 31, 2012 (Est.)	December 31, 2011
Total balance sheet assets	$185	$180
Separate account assets and collateral held under securities lending agreements	(145)	(140)
Consolidated VIEs/sponsored investment funds	(2)	(2)
Goodwill and intangible assets, net	(30)	(30)

Economic tangible assets	$8	$8

Economic tangible assets include cash, receivables, seed and co-investments, regulatory investments and other assets.

Attachment IV

BlackRock, Inc.

Changes in Assets Under Management

(Dollar amounts in millions)

(unaudited)

Current Quarter Component Changes

	December 31, 2011	Net subscriptions (redemptions)(1)	Acquisition (2)	Market appreciation (depreciation)	Foreign exchange(3)	March 31, 2012	Variance vs. December 31, 2011
Equity:
Active	$275,156	$(4,477)	$—	$25,215	$1,290	$297,184	8%
Institutional index	865,299	(452)	95	101,009	999	966,950	12%
iShares	419,651	7,836	3,517	46,463	2,118	479,585	14%
Fixed income:
Active	614,804	1,087	—	8,094	738	624,723	2%
Institutional index	479,116	(29,871)	—	888	616	450,749	(6%)
iShares	153,802	9,441	3,026	1,265	831	168,365	9%
Multi-asset class	225,170	4,766	78	14,777	1,716	246,507	9%
Alternatives:
Core	63,647	672	5	1,335	129	65,788	3%
Currency and commodities	41,301	672	860	2,171	(348)	44,656	8%

Long-term	3,137,946	(10,326)	7,581	201,217	8,089	3,344,507	7%
Cash management	254,665	(14,935)	—	787	1,412	241,929	(5%)

Sub-total	3,392,611	(25,261)	7,581	202,004	9,501	3,586,436	6%
Advisory(4)	120,070	(22,856)	—	(309)	746	97,651	(19%)

Total AUM	$3,512,681	$(48,117)	$7,581	$201,695	$10,247	$3,684,087	5%

BlackRock, Inc.

Changes in Assets Under Management

(Dollar amounts in millions)

(unaudited)

Year-over-Year Component Changes

	March 31, 2011(5)	Net subscriptions (redemptions)(1)	BGI merger- related outflows(6)	Acquisition (2)	Market appreciation (depreciation)	Foreign exchange(3)	March 31, 2012	Variance vs. March 31, 2011
Equity:
Active	$343,389	$(29,584)	$—	$—	$(15,631)	$(990)	$297,184	(13%)
Institutional index	945,226	20,887	(9,900)	95	14,280	(3,638)	966,950	2%
iShares	474,966	25,250	—	3,517	(20,288)	(3,860)	479,585	1%
Fixed income:
Active	595,314	(13,634)	—	—	45,081	(2,038)	624,723	5%
Institutional index	436,084	(43,884)	—	—	58,910	(361)	450,749	3%
iShares	126,791	33,977	—	3,026	6,094	(1,523)	168,365	33%
Multi-asset class	207,982	32,481	—	78	9,422	(3,456)	246,507	19%
Alternatives:
Core	66,657	(912)	—	5	166	(128)	65,788	(1%)
Currency and commodities	48,596	(2,292)	—	860	(2,531)	23	44,656	(8%)

Long-term	3,245,005	22,289	(9,900)	7,581	95,503	(15,971)	3,344,507	3%
Cash management	256,694	(13,393)	—	—	593	(1,965)	241,929	(6%)

Sub-total	3,501,699	8,896	(9,900)	7,581	96,096	(17,936)	3,586,436	2%
Advisory(4)	146,746	(48,251)	—	—	1,224	(2,068)	97,651	(33%)

Total AUM	$3,648,445	$(39,355)	$(9,900)	$7,581	$97,320	$(20,004)	$3,684,087	1%

(1)	Amounts include distributions representing return of capital and return on investment to investors.
(2)	Amount includes AUM acquired in the Claymore Investments, Inc. aquisition in March 2012.
(3)	Foreign exchange reflects the impact of converting non-U.S. dollar denominated AUM into U.S. dollars for reporting purposes.
(4)	Advisory AUM represents long-term portfolio liquidation assignments.
(5)	Data reflects the reclassification of prior period AUM into the current period presentation.
(6)	Amounts include outflows due to manager concentration considerations.